ImageWare Systems, Inc.

Third Quarter 2019 Results Conference Call

November 12, 2019

C O R P O R A T E   P A R T I C I P A N T S

Wayne Wetherell, Chief Financial Officer

Jim Miller, Chairman and Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Stan Kaplan, Private Investor

Jae Kim, Alpine Global Management

Elliot Knight, Knight Advisors

P R E S E N T A T I O N

Operator:

Good afternoon, everyone, and thank you for participating in ImageWare Systems Q3 Financial Results and Corporate Update Call to highlight the Company's progress since its last quarterly update on August 14, 2019.

Joining us today are ImageWare Systems Chairman and CEO, Mr. Jim Miller, and the Company's CFO, Mr. Wayne Wetherell. Following those remarks, we will open the call for your questions.

Any statements made on this call that are not historical facts are forward-looking statements as defined in the U.S Private Securities Litigation Reform Act of 1995. Words such as anticipate, believe, estimate, expect, forecast, intend, may plan, project, predict, if, should, and will, and similar expressions as they relate to ImageWare Systems, Inc., are intended to identify such forward-looking statements. ImageWare may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as guaranteed that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, please see Risk Factors in the ImageWare Annual Report on Form 10-K for the fiscal year ended December 31 of 2018, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended.

Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. I would like to remind everyone that this call will be available for replay through November 19, 2019 starting at 7:30 PM Eastern Time tonight. A webcast replay will also be available for 90 days on the Company's website at iwsinc.com. Any redistribution, retransmission, or rebroadcast of this call in any way without the express written consent of ImageWare Systems, Inc., is strictly prohibited.

I will now turn the call over to Wayne Wetherell, CFO of ImageWare Systems. Please go ahead, sir.

Wayne Wetherell:

Thank you, Operator, and welcome to those of you joining our call today.

Our financial results are available in the recently published news release and on Form 10-Q. For context on today's call, I'll provide a brief summary of those results. Revenue for the quarter ended September 30, 2019 totaled $785,000, that's up from $736,000 for the same quarter of 2018. The third quarter revenue for both years primarily reflected our legacy business. Gross profit for the third quarter totaled $647,000 compared with $576,000 for the same quarter of 2018. Gross margin for the quarter was 82% compared to 78% in 2018. The third quarter net loss from continuing operations was $2.7 million. This compared with $3.5 million for the same quarter in 2018. We ended the quarter with $4.4 million in cash.

This concludes my financial summary.

 I will now turn the call over to Jim for the progress update of our business strategy.

Jim Miller:

Thanks, Wayne.

We're pleased to have the opportunity to speak with all of you today, and I will begin by cutting to the chase. While we're disappointed that none of the several material transactions we're working on closed in Q3 as expected, it's important for you to know that those transactions have not gone away and that they are still very active and we are engaged in the appropriate discussions in an effort to close them. Unfortunately, business does not often follow a predictable orderly cycle that revolves around quarterly reporting. In fact, as one of our government customers once said, "It's not my concern that you have to report to your shareholders every quarter." As many of you have managed the business can attest from your own experiences, there are twists and turns to many deals and at the end of the day, you have but two choices: ride out those twists and turns or fold and disengage. We choose the former while freely admitting that this makes the ImageWare journey not for the faint of heart.

These deals range from a financial services related project, to direct sales in the government space, to an infrastructure security project to provide security for mobile carriers. Those handful of material opportunities in both private and public sectors are significant enough so that the close of several of these opportunities would result in ImageWare becoming cash flow positive and perhaps, depending on accounting rules regarding revenue recognition, profitable in the quarter in which the deals are closed.

An example of direct government sale is our pending project with the city and county in the Northwest. We've recently been informed that for their own internal process reasons, they are now scheduled to close by early December. We will be moving their city and county biometric authentication needs to the cloud on a multiyear subscription fee basis in a three-year deal valued at approximately $600,000.

We continue to see significant interest on the part of our existing government customers from states and large cities and counties to make this move to the cloud for their biometric needs to improve performance, improve security, and in the long run save money. These city and state opportunities are each financially material to our Company, and we expect to see more of them in 2020.

We've spoken about it before, but the fact is that timing continues to be a pressing issue for us. Timing risk is and will be inherent in our go-to-market model. As we've said before, when our work with partners who sell and distribute our products, particularly in the private sector, hits internal delays or has a scheduling change typically having nothing to do with our products, that means we get delayed. Most often, we have little or no ability to influence or alter a customer's respective timelines.

Dealing with government timing issues is particularly challenging, but as many of you know, dealing with large corporations has also become a very slow process. One example is our February announcement of our multiyear agreement to provide biometric authentication for the electronic visit verification or EVV requirements of the 21st Century Cures Act for which we have an important update. You may recall that the act is federally mandated regulation that requires all states, which provide home care and personal services to focus on Medicare, to put in place a plan to biometrically authenticate caregivers who make home visits providing Medicare reimbursable expenses to patients. Our partner who provides a healthcare product for state compliance with this requirement holds contracts to do so in several states. At the time, our partner informed us that the first state in our joint collaboration was scheduled to commence rollout in May of this year. Subsequently, we were informed that that date had slipped several times due to our partner’s internal processes. I'm pleased to say that our GoVerifyID mobile product is now in use in that first state and generating early small revenues via license on a per person per month basis. We've not yet been given our partners expansion timetable, but we look forward to their planned additions to at least a half a dozen additional states with larger populations. They are using this first state as their learning curve with the goal that additional states can be implemented seamlessly.

Like the EVV agreement, we have a few others in which we have already made the sale and are under contract, and now we must be patient on our partners’ timing for implementation.

Last quarter we said we'd share some metrics with you for which we monitor along our path to generating $10 million in revenue. That was in the context of an institutional shareholder who told us that if he could see a path to revenues of $10 million, he would bet that we could attain a $100 million in revenues.

In addition to the EVV healthcare project I just spoke of, another key previously announced contract involves a giant mobile partner who will initially supply IWS biometric authentication to the 30 million mobile customers who are smartphone users. Their initial service area is the country of South Africa, with a plan to expand it throughout their global service area which contains several hundred million users. They are one of the larger mobile carriers in the world. Based on the carrier’s current expectations which are in line with their initial guidelines, we look forward to revenues beginning this year. The rollout has already begun, but the inclusion of the biometric component into their service offering is not presently scheduled to begin until near the end of the year. In addition, our partner advises us that our biometric authentication will also be added to their product to be deployed by a South African retailer in Q4 with the potential of several million additional identities.

I'm pleased to report that last week, our partners at Fujitsu restarted their refocused biometrics as a service, an IoT DNA product sales efforts, to provide mobile biometric authentication to the public and private sector, as well as the potential market of billions of IoT devices currently in the field that are not secured at all, or secured by ineffective pins and passwords. Fujitsu and ImageWare expect that this more focused targeted geographic effort with a fresh marketing and sales approach will yield results early in 2020.

We continue to be in active discussions with several resellers or OEMs in the identity management space. These partners have hundreds of millions of current users. We still expect to conclude agreements with one or two of them by year end. To reiterate an important point that we made last quarter, in many cases, we have the ability to structure pending agreements to allow for upfront payments. This will continue to be a feature in our future agreements.

Our new liveness detection product, Biointellect, an intelligent antispoofing system, is pending important level one next NIST industry certification, and it's testing by iBeta. With that certification, we'll be able to move ahead to our first sales. Our groundbreaking technology offers a completely frictionless way to determine a user’s liveness during facial authentication, preventing photo, video, or even 3D mask attacks. This is the most advanced way to guarantee the user is who they claim to be, an absolutely essential tool for remote enrollment via mobile devices.

You probably saw the recent front page article in the Wall Street journal regarding sim card fraud and how the theft of just a small part of your identity records can lead to serious personal and economic damage. Hackers are able to take over your cell phone and access all of the data points contained on it, such as bank account and credit card. Many of these mobile accounts are protected with authentication methods that simply use random codes or text messages to protect the account holder. Just a few weeks ago the FBI cyber task force, the authority on the subject, issued an important security notice advising all businesses to immediately incorporate biometric factors to mitigate two-factor authentication risks, and prevent hackers from easily bypassing the authentication process. The FBI squarely addresses the vulnerability of non-biometric authentication and plainly states that biometrics should be a core design factor in all identity access management.

Another big market driver for the biometric industry is the California Consumer Protection Act. The toughest data privacy law in the United States to protect consumer data. As of January 1, 2020, the CCPA will fine companies significant amounts for data breaches. California is not the only one; over a dozen states have created stern legislation that will punish companies for data breaches. We're all aware of the seemingly endless list of companies that have been breached resulting in consumers being harmed. The International Association of Privacy estimates that approximately 500,000 companies will be subject to these laws and will need to be in compliance. The wind is at our back, what a company pays us per person, per month, or per year, is pennies in comparison with paying the government for fines or for civil litigation in court cases and damages.

Finally, before we take some questions, I'd like to provide an update on our efforts to give you added visibility into the activity of our sales and marketing process.

As we said last quarter our pipeline is at historical highs and continues to represent more than 60 million identities during 2020. Our best case upside scenario is growing these tens of millions of users into hundreds of millions. We continue our efforts to create more revenue opportunities in order to spread out the timing risk and build meaningful revenues. On the subject of anticipated revenues we have cash sufficient to operate the business into 2020, and expect to lengthen that runway with additional new revenues generated by sales. I'd like to address two more subjects before we take your questions. We're actively working toward holding our annual meeting as soon as possible. We have a lot going on and we're trying to ensure that our meeting is comprehensive, efficient, and economical. So please bear with us as we ensure that that will be the case.

On the topic of public relations and investor relations, we have increased our PR efforts to generate more interest in ImageWare’s brand, technology and stock. I'll start with our increasing PR efforts. Via our blog, you should see increasingly trade press we are actively garnering. We landed some very nice business press in the recent Forbes interview with Dave Harding, our Chief Technical Officer, who spoke on the subject of the California Consumer Privacy Act, and how the use of biometric authentication can help companies with compliance. We strongly encourage all of you to visit our website at iws.com to learn more about the privacy act, and also learn a lot more on what we do and how we do it.

Regarding investor relations because now is finally the right time, we've begun a reinvigorated active IR outreach program. We'll start with the day of potential new investor meetings in December, ahead of targeting a number of future meeting days across the country. We're also evaluating opportunities for investment conferences for 2020 with the goal of increasing our profile and reaching a new investor audience.

Now I'd like to turn the call over to our Operator, and we will take a few questions.

Operator:

Thank you. We will now begin the question-and-answer session. To join the question queue, you may press star, then one on your telephone keypad. You will hear a tone acknowledging your request. Please limit yourself to one question and one follow up question. If you're using a speakerphone, please pick up your handset before pressing any keys. To withdraw your question please press star, then two. We will pause for a moment as callers join the queue.

The first question comes from Stan Kaplan who is a stockholder and investor. Please go ahead, sir.

Stan Kaplan:

Hi Jim.

Jim Miller:

Hi Stan.

Stan Kaplan:

Okay, I have two comments then a question.

Jim Miller:

Sure.

Stan Kaplan:

Comment one. First of all, I want to thank you for purchasing ImageWare stock in the open market a couple of months ago. I think that demonstrates your belief and confidence in our company. Unfortunately, you seem to be the only officer and director that seems to feel that way over the past couple of years except for a couple of sweetheart financing that a couple of directors were able to take advantage of. So it would be nice to see more jump aboard like you have.

Comment two is lack of execution. We've heard for close to two years now that we were just a quarter away from break-even or profitability, and the aim of the company is to raise more money when execution fails. Part of this money pays for board fees and executive salaries. Those are the very individuals that are responsible for enhancing shareholder value. Meanwhile, the regular shareholders suffer stock devaluation while money is raised to secure the salaries and fees. I might note that market indices for the most part are at all-time highs and our stock is at an all-time low. So I have a recommendation. In fact, I have three recommendations. I recommend until the company is profitable, that number one; there will be no more option grants. Number two, that 100% of director compensation be deferred until that time. And number three, I think it would be fair that Executive Officers defer 50% of their salary until we're at profitability. I would like your comments on what I just recommended.

Jim Miller:

Well, Stan. First of all, thank you for your comments. We appreciate it, and some of what you've suggested has already been done. Our Board has deferred all their compensation and has done that for frankly quite some time. There have not been any management grants of any options or equity, and with respect to salary, I think you would find that most of the Executive Management primary incentives are the stock options. So unless those options are in the money which is usually only attained by execution on the sales side as you pointed out, that incentive isn't a real one. I don't think we're frankly off the page with your recommendations at all.

Going forward, I mean obviously that our primary focus is execution. We have attained some execution on the sales side. It has not been as quick as we had hoped, as I said. But that doesn't mean things aren't going on in the background. I think there's always assumption that a binary thing here that nothing's going on when in fact quite a bit is. In large projects, I just can't stress that enough. I know it may not sound right or may sound like an excuse to you but the fact is, that when you're part of a large project that's complicated with many people, there is a lot of details to iron out, and this is new technology. So it's not uncommon for a project to start and then stop while people reconsider how it's going to be deployed. It's easy for me to tell you that on these calls when it is a very real thing as these projects are left and products are sold. It is something that we have tried every way we can think of to combat it. We've tried to be more attractive in pricing. We've tried different combinations of products. We sell, as you know, our products as a service, and the market is what it is. This is by the way is an issue that affects not just ImageWare Systems. New technology is difficult to get rolled out on a consistent basis just because there's no track record or no map to do it. So you're plowing new ground every time out at least as this industry starts to take hold and hit prime time. So I do think we're gaining on it. As I said, I appreciate your comments, and as I said some of those recommendations, we've already done. So we're in agreement on that piece of it.

Operator:

The next question comes from Jae Kim, who's with Alpine global. Please go ahead. Pardon me Jae from Alpine Global, your line is now live.

Jae Kim:

Sorry about that. It seems like a day or the day of your earnings call there's always some headline event. So yesterday there were Bloomberg stories about over-the-top video operators streaming services that are strongly considering shifting to biometrics to cut back or eliminate password sharing.

Jim Miller:

Yes.

Jae Kim:

So it's just an ancillary or a new customer base that cropped up. I mean, I know my Xfinity uses voice commands which could be because of a biometrics factor. So it's already being used but for features versus security or account lock down. I mean, is there, without getting you guys distracted with your sales efforts, is there a way that you can quickly identify trusted service partners that service cable, high-speed access service providers and do what you mentioned before, which is pre-sell licenses to get that pump primed.

Jim Miller:

Yes, absolutely. It's a great question. It's actually come up before; the providers in the space have had this problem for some time. It's actually encouraging that they're actually openly publicly now acknowledging it. That is that many accounts like Netflix, for example, are shared by multiple people. That of course means that a number of those folks are not paying for the service and detracting from the revenue collection. So yes, absolutely.

We've had a couple of conversations in the past. We're actually Jae going to re-engage with one of the folks that provides those services about that very thing. What's the best way to be done? We have a number of different ways that we can do it with them. The issue has, and I know you'll appreciate this, has never been our inability or lack of product set to be able to do it. It has been their unwillingness to engage in a serious discussion about actually rolling it out. But I think that there has been enough piracy, there's no nice way to put it, that's what it is, it's a theft of a product, and that is getting to a point now where they need to do something about it. So yes, spot on. It's an area where we can play and be helpful in a big way.

Jae Kim:

You mentioned the product pipeline. If you can give us like an insight into the complexion of that service provider type of opportunities or is it corporate/government?

Jim Miller:

Yes, there's a little bit of a (cross talking)—I'm sorry, I didn't mean to interrupt you.

Jae Kim:

No, I'm sorry. Okay.

Jim Miller:

Yes, it is right now sort of fairly split. There are a number of public sectors, so the government or plays-like government folks who are interested in physical and logical access control, which is pretty much the standard way that government implements biometrics, at least up to now. There is a very nicely growing interest on the private sector as those folks finally, and I put that in capital letters with exclamation points around it, get serious about biometric deployment and purchase and implementation. I think that we'll continue to see some government in the mix. Government too now has taken a serious look at the GoVerify, the mobile. No surprise, it's a huge mobile user. So need to do something about the security of mobile devices largely protected by the way by either pins and passwords or, at best, two-factor authentication.

The private sector business which is—it is right now more in the corporate enterprise area, but we do see a trend now of some of the identity management companies trying to conclude deals with us for the licensing of the product for use in the consumer world, which is exciting because of course that's where the numbers are, is in the consumer world. Right now, the snapshot today, it's still a little bit on the government side. But coming on strong is the private sector, and particularly the consumer sector through some of these partners.

Operator:

The next question comes from Elliot Knight with Knight Advisors. Please go ahead, sir.

Elliot Knight:

Good evening. The elephant in the room as far as I'm concerned is lack of financial security for the company. The company faces the prospect of running out of cash. You are assuring us, and I certainly hope you're right, that that isn't going to be a problem. However, I gather it is predicated on concluding contracts with upfront cash payments. If that does not work out, are there any other alternatives other than an equity offering that could result in a substantial injection of cash for ImageWear?

Jim Miller:

Well, we do think there will be execution on the sales side. Let me reiterate that. We have reason to think that those will all involve upfront cash because that's the way that the deals were structured. So barring any change there, which we're not going to allow. I want to be clear about that. We have changed that model so that we primarily feature purchase in advance of identities, which means there's upfront payments. So there is that. There has been some strategic interest that we have been looking at as either an alternative or an addition to. So that would be the other option.

Obviously look, like any management or board should do, we look at all the options on the table. We look at them all the time and they're all on the table. So yes, we do have alternatives, and as I said, we're not averse to taking an alternative approach if that's required.

Elliot Knight:

You use the term strategic interest. What does that include? What could that include?

Jim Miller:

People that are going to either license, resell, help with license or resell the product, who then have also indicated interest in making an investment as well. So it could include that if we went down that. Understand that you and I are talking hypothetical at the moment. I want that to be clear too.

Operator:

This concludes time allocated for today's call. I will now turn the call back to Jim for a brief closing comment.

Jim Miller:

Thank you, Ben. Appreciate that. I do hope that you can see why we have a high level of confidence and optimism about the near and long-term success of the Company. We know the journey with ImageWear is challenging. It's challenging for both Management and investors because it has always been our policy to keep investors up to date with our progress and share what we know, when we know it. We have openly discussed companies which we had approached or have approached us who have expressed serious interest, many of whom actually tested our technology, in some cases for well over a year and sometimes more, leading us to believe that a sale was in the offing.

We were, for example, successfully vetted by a particular telecommunications company for nearly two years only to have that company decide to go with a non-biometric, homegrown, two-factor system of the same type that the FBI cyber group recently announced was a system that leaves its users highly vulnerable to hackers. It's one of those open secrets that ImageWear was early to the market and that our early efforts to build a biometric market bore little fruit as the market was simply not ready for mass biometric adoption. It's cold comfort to also recognize that all of the so-called market experts, such as the gardeners and foresters and all other analysts, all got it wrong. We're years off in their prediction of mass-market use of biometrics.

Those early potential customers knew biometrics was important. We're interested in learning about biometrics, but we're not really quite ready to buy and did not in fact buy or simply commenced a small pilot test. That's no longer the case. There's a very active and large biometric market today. Interested companies or government agencies have begun to knock on our door. While we don't expect every project in discussion to result in business, we expect that a significant percentage will. The market is real, a point driven home by the recent FBI warning, and our technology is outstanding in comparison with our peers. State laws on privacy and data protection play strongly in our favor. We look forward to getting our share of this very large market.

We at ImageWear feel exactly the same way you do. This has taken way too long. But we have executed multiyear agreements with major companies and we have more in the works, so that it is now a matter of when, not if, we deliver on the business plan. We greatly appreciate your patience and your support. We thank you for joining us on today's call. We're looking forward to our year-end results call and that progress report. Thanks to all of you for your time today. We wish you a good rest of your day.

Operator:

That concludes today's conference call, and thank you for your participation. You may now disconnect.